Exhibit 15.1

[LETTERHEAD OF ERNST & YOUNG AUDIT]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8: (i) The Form S-8 Registration Statement (File no. 333-13214) for TOTAL S.A. (then TotalFinaElf), filed with the SEC on February 28, 2001, (ii) The Form S-8 Registration Statement (File no. 333-103815) for TOTAL S.A. (then TotalFinaElf), filed with the SEC on March 14, 2003, (iii) The Pre-Effective Amendment No. 3 to Form F-3 (File no. 333-104463 and no. 333-104463-01) for TOTAL S.A. and Total Capital, filed with the SEC on September 24, 2003 and (iv) The Form S-8 Registration Statement (File no. 333-113747) for TOTAL S.A., filed with the SEC on March 19, 2004 as amended on April 8, 2004, of our report on the consolidated balance sheets of TOTAL S.A. and its subsidiaries as of December 31, 2004, 2003 and 2002, the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2004, and the related financial statement schedule, all expressed in euros, dated February 17, 2005 and all references to our firm included in TOTAL S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004.

/s/ Ernst & Young Audit

ERNST & YOUNG AUDIT

Paris France
April 19, 2005